EXECUTION COPY

LETTER AGREEMENT

September 28, 2007

China Shen Zhou Mining & Resources, Inc.

No. 166 Fushi Road Zeyang Tower

Shijingshan District, Beijing

China 100043

Re: Future Financing of China Shen Zhou Mining & Resources, Inc.

Ladies and Gentlemen:

Reference is made to the 6.75% Senior Convertible Notes Due 2012 issued by China Shen Zhou Mining & Resources, Inc. (the “Company”) under an Indenture dated December 27, 2006 between the Company and The Bank of New York, as trustee, as amended (the “Indenture”), initially purchased by Citadel Equity Fund Ltd. (“Citadel”).  For good and valid consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

The Company shall not issue any securities (including without limitation any and all shares of capital stock, securities convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares, any securities that represent the right to receive any of the foregoing, other equity securities and debt securities) or raise debt without the prior written consent of Citadel.  If the Company or any current shareholder of the Company receives any indication of interest or an offer from a third party in connection with any such proposed issuances of securities or raising of debt, the Company will immediately notify Citadel in writing, specifying the identity of the indicator of interest or offeror and the terms and conditions of such indication of interest or offer.

In the event that the Company is not able to comply with its obligations set forth in Section 4.25 of the Indenture due to Events of Force Majeure or any change after the date hereof in the published official listing standards of NASDAQ, AMEX or NYSE, Citadel agrees to consent to amending the Indenture to reasonably extend the deadline of December 31, 2007 set forth in each of (i) the definition of “Additional Interest” under Section 1.01 of the Indenture, (ii) paragraph (a) in the definition of “Liquidated Damages” under Section 1.01 of the Indenture, (iii) the second paragraph of Section 4.01 of the Indenture, and (iv) Section 4.25 of the Indenture.  For the purposes of this agreement, “Events of Force Majeure” means events or circumstances reasonably beyond the control of the Company, including, without limitation, fire, flood, explosion, earthquake or other act of God; any outbreak or escalation of hostilities, war, terrorist attacks, riots or civil disorders in any country; any strike, lockout or other labor dispute; or any decree, law, or regulation of any governmental authority.

This Agreement may be signed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and Citadel.

Very truly yours,

CITADEL EQUITY FUND LTD.

By:

Citadel Limited Partnership, its Portfolio Manager

By:

Citadel Investment Group, L.L.C., its General Partner

By: __________________________________

Name:

Title:

S-1

Confirmed and agreed as of the
date first above written:

CHINA SHEN ZHOU MINING & RESOURCES, INC.

By:

      Name:

      Title:

S-2